UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

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On January 14, 2025, Air Products and Chemicals, Inc. (the “Company”) mailed the following letter to its shareholders:

Vote “For” Only Air Products’ Highly Qualified Director Nominees on the WHITE Proxy Card DO NOT LET MANTLE RIDGE IMPEDE OUR SIGNIFICANT PROGRESS TO DELIVER SUPERIOR LONG-TERM SHAREHOLDER VALUE.

Dear Fellow Shareholder, Your vote at Air Products’ upcoming Annual Meeting of Shareholders on January 23, 2025, is critical to the future of our Company. • Our team is seizing on the significant, growing market demand for clean hydrogen, which represents a natural extension of our leading and successful core industrial gas model. Major offtakes we have announced and are negotiating validate our clean hydrogen strategy. • The long-term strategy outlined by the Board and Management team stands in sharp contrast to Mantle Ridge’s short-termism and lack of a plan. Their failure to present any coherent ideas shows how destructive their nominees would be for our Company and the grave risk they would represent for our shareholders. • Our future success depends on overseeing an orderly transition of our CEO, Seifi Ghasemi, with someone with strong public company experience, as well as the skills and industry relationships required for this role. Our management team, actively overseen by our Board of Directors, continues to successfully execute our two-pillar strategy to grow our core industrial gas business while capitalizing on our first-mover advantage in the clean hydrogen market – a tremendous growth opportunity now and well into the future. Industry analysts and experts have taken note: “With FYSep25 guidance out of the way, we now see a conservative setup, supportive of beats/raises through the year. APD has stopped work on its controversial TX green H2 project and is focused on signing offtakes for the existing backlog. Combined with the commitment to not announce new projects until 1) current projects are filled and 2) new projects have offtakes, this goes a long way to derisking APD’s backlog spend. As this backlog starts up post FY25, we should be setting up for a multi-year period of higher than peers mid-teens EPS growth[…] We think the company is moving in the right direction.”1 - Joshua Spector, CFA, Analyst at UBS (November 18, 2024) 1 Permission to use quotations neither sought nor obtained 1

“APD’s 4Q exceeded expectations with a strong beat[.] Global macro remains challenged and as such the FY in-line guide comes as solid. Management also took further actions to alleviate investor concerns — canceling TX green project, keeping SAF on hold until permitting is in place, emphasizing no new projects without anchor contracts and providing updates on its large projects. As APD delivers on its core business and executes on long-term projects, the stock should push higher.“2—John P. McNulty, CFA, Analyst at BMO Capital Markets (November 13, 2024) “We’ve seen a meaningful change in Air Products’ risk tolerance on its clean hydrogen projects and commitment to succession planning, which we heard as two significant areas of concern by investors early in 2024[…] We have long viewed APD’s base business as solid; these actions reinforce our constructive view.“3—Steve Byrne, CFA, Analyst at Bank of America (November 8, 2024) Mantle Ridge’s Board Nominees and CEO Designe e are Insufficiently Qualified and Highly Conflicted – Supporting Mantle Ridge Would be Value Destructive. While we remain intently focused on driving growth and returning capital to shareholders, Mantle Ridge continues to run a disruptive and misguided campaign focused on impeding the significant progress we have made to deliver superior long-term value – all to the detriment of you, our shareholders. Even more troubling is that Mantle Ridge has put forth nominees whose experience pales in comparison to the Air Products nominees’ extensive and deep expertise in relevant industries. We believe Mantle Ridge’s nominees have been selected not because of any superior or more relevant experience than our existing nominees, but rather because of pre-existing relationships with Mr. Hilal or due to their penchant for acting as activist nominees. 2 Permission to use quotations neither sought nor obtained 3 Permission to use quotations neither sought nor obtained

Tracy McKibben’s energy experience stems largely from running what appears to be her own small investment and consulting firm, while her former board experience includes governance issues involving related party transactions and involvement in controversial and unsuccessful activism campaigns. While Ms. McKibben was a director of Imation (now known as Glassbridge), share prices ranged from a high of $43.60 when Ms. McKibben joined the board, to a low of $0.75, with Imation ultimately being delisted from the New York Stock Exchange. Additionally, her tenure as a director at Ecolab overlaps with former Mantle Ridge nominee in a different proxy contest, Jonathan Zillmer; Mr. Zillmer was appointed via Mantle Ridge campaigns both as a director at CSX along with Mr. Reilley and as CEO at Aramark, thereby putting Ms. McKibben’s independence into question. Andrew Evans’ public executive and board experience has been limited to the U.S., and his industry credentials and renewable energy project experience pale in caliber to those of current Air Products Director Lisa Davis. As CEO of Southern Company, Mr. Evans oversaw the finances of the Vogtle nuclear power plant expansion project, which was plagued by construction delays and cost overruns – the project was seven years late and $17 billion over budget. He has also been affiliated with an activist campaign, as a nominee for Carl Icahn at Southwest Gas. During his tenure at Southwest Gas, following a board appointment by Mr. Icahn, Southwest Gas had ~ -75% TSR compared to the S&P 5004. Dennis Reilley has an extremely concerning track record of alleged repeated ethical transgressions. According to news reports, two individuals testified under oath that, as a board director, Mr. Reilley leaked confidential information from three separate public companies to a neighbor, including information about a merger before it was publicly announced. He also has not held an executive or operating position in over 18 years in an industry that has undergone tremendous change during that time, thereby rendering any “experience” that he has as stale. Further undermining Mr. Reilley’s credentials and ability to act as a trustworthy, independent director is his longstanding relationship with Mr. Hilal, from his tenure on the CSX Board in connection with Mantle Ridge’s settlement with CSX and as a nominee of Mantle Ridge in its value-destructive activist fight at Dollar Tree. Mr. Reilley also has a two-year consulting agreement with Mantle Ridge, misaligning his interests from those of Air Products’ shareholders. Paul Hilal brings zero experience with the board or operations of an industrial gas or chemicals company. Rather, he has a track record of value destruction and mismanaged succession processes at every one of Mantle Ridge’s public activist campaigns – Aramark, CSX and Dollar Tree. TSR, relative to the S&P 500, during Mr. Hilal’s Board tenures, decreased at all three companies: Dollar Tree -104%, CSX -69% and Aramark -63%.5 Underscoring Mr. Hilal’s inability to provide effective board oversight, CSX said in October 2024 it had received a subpoena from the Securities and Exchange Commission (SEC) over an accounting restatement, as well as SEC information requests about some of the company’s performance metrics. Eduardo Menezes, Mantle Ridge’s designated candidate to be Air Products’ next CEO, does not bring any public company CEO or board experience, and is not even part of Mantle Ridge’s slate of director nominees. He has been retired since leaving Linde in 2021, where he was passed over as a candidate for CEO. Mantle Ridge admits this in its December 10, 2024 letter, saying an “able alternative” was selected instead of him. Additionally, Mr. Menezes possesses no significant employment experience 4 Permission to use quotations neither sought nor obtained. 5 Based on $25.2B market capitalization on June 30, 2014 (one day prior to Seifi Ghasemi’s first day as CEO) and December 13, 2024 3 outside of his tenure at Linde and its predecessors and subsidiaries. He does not meet the basic criteria that the Board has outlined for Air Products’ CEO role, for which the Board has already identified other, superior candidates through its rigorous succession process. Notably, Mantle Ridge is only advocating for his appointment to the CEO role if he is paired with Dennis Reilley, demonstrating it does not trust him to stand alone. Air Products’ Nominees are World-Class and Have the Right Skillsets. Air Products has nominated a group of exemplary business leaders – including new nominees Alfred Stern and Bhavesh V. (“Bob”) Patel – who have the necessary skills, experience, and expertise to oversee the successful execution of Air Products’ two-pillar growth strategy, while holding management accountable to its goals and commitments to shareholders. Further, Mantle Ridge has decided to target four of our directors who are essential to our fit-for-purpose board and the execution of our long-term strategy. Edward Monser, Air Products’ Lead Independent Director, brings significant experience in industrial operations and supply chain optimization. Mr. Monser was appointed to the Air Products Board in 2014 with support from Pershing Square / Paul Hilal who stated as recently as October 2024 that: Ed Monser is “the kind of truly independent, high-integrity and shareholder-oriented director nominee [ ] that we think can best serve shareholders.”6 Mr. Monser has over 30 years of experience leading global engineering organizations through strategic change, as well as extensive experience in international business operations in emerging markets. Mr. Monser brings to the Air Products board other public company board experience, including from Vertiv Holdings Co. (NYSE: VRT) and Canadian Pacific Railway (NYSE: CP). Lisa Davis brings extensive experience leading world-scale energy projects, including renewables, at some of the world’s biggest companies. Her 35-year tenure spans leading large, multi-faceted international businesses within energy and manufacturing industries, overseeing and implementing world-scale energy projects. This includes serving as a member of the Managing Board for Siemens AG with responsibility as CEO for Siemens Gas and Power. Ms. Davis has served on public company boards in the U.S. and Europe, including Phillips 66 (NYSE: PSX), Kosmos Energy (NYSE: KOS), C3.ai (NYSE: AI), and Penske Automotive Group (NYSE: PAG), which is crucial to Air Products as we implement complex international projects, an increasing portion of our business. Charles Cogut is regarded as one of the most prominent corporate lawyers in the United States. During his 39-year tenure at Simpson Thacher & Bartlett LLP, Mr. Cogut specialized in domestic, international and cross-border M&A, the representation of special committees of boards of directors, buyouts, and other transactions involving private equity firms. He brings analytical expertise and unparalleled judgment and acumen recognized by several legal industry awards as well as additional public company board experience, having served as a director of The Williams Companies, Inc. (NYSE: WMB). 6 Ownership value based on APD share price as of 12/13/2024 4

Seifollah “Seifi” Ghasemi, Chairman, President and CEO of Air Products, is a highly accomplished and respected chief executive, with relationships at the most senior levels of government, regulators and investors globally. Mr. Ghasemi was appointed CEO in 2014 after Pershing Square / Paul Hilal supported his appointment to the Board and Mantle Ridge / Paul Hilal praised his record in October 2024, noting that they “…have a deep admiration and personal regard and affection for Seifi” and that they “have admired with greatest satisfaction the Company’s many important achievements under Seifi’s leadership, and under the stewardship of the Board” – just before launching the proxy contest, after Air Products rightfully refused to cede control of the Company to activist Mantle Ridge. Mr. Ghasemi brings unparalleled CEO and operational experience in industrial gases and specialty chemicals. He has created over $44 billion of shareholder value7 during his tenure at Air Products and transformed the Company into the industry leader it is today through organic revenue growth, margin expansion, EPS expansion, and the development and implementation of a Five-Point Plan to guide future success. Importantly, Mr. Ghasemi is a significant shareholder in Air Products with a personal stake totaling around $239 million8 and a vested interest in the success of the Company, aligning himself closely with shareholders’ interests. Mr. Ghasemi also possesses significant public company board experience, having served as non-executive Chairman of Versum Materials, Inc. and as a director of EnerSys. Air Products Continuously Refreshes Its Board and is Nominating Two Exceptional New Directors with Relevant Public Company CEO Experience. Mantle Ridge has ignored the substantial Board refreshment that Air Products continuously undertakes, with four Directors having joined our Board in the last five years. In November 2024, the Board nominated Bob Patel and Alfred Stern, seasoned executives with experience leading major publicly listed industrial companies. With Air Products shareholders supporting our nominations of Mr. Patel and Mr. Stern at the 2025 Annual Meeting, six out of nine Directors will have been first elected in the last five years. Bhavesh V. (“Bob”) Patel brings 35 years of industry experience in manufacturing, commercial and management roles, as well as in the global commodity markets, which adds insight into the Board’s discussions of international operations, strategy, and risk. Mr. Patel has led complex global organizations such as W.R. Grace, Chevron Phillips Chemical Co., and LyondellBasell through large-scale restructuring and organic growth with a focus on long-term shareholder value creation. While serving as CEO of LyondellBasell, he developed a strong track record of disciplined capital allocation. Mr. Patel also brings executive leadership skills, capital markets, and financial expertise, extensive Middle East joint venture experience, and safety expertise. Mr. Patel brings to the Board significant public company board experience from his time serving as a director for Halliburton Company (NYSE: HAL), Union Pacific Corporation (NYSE: UNP), and LyondellBasell (NYSE: LYB). Alfred Stern brings more than 30 years of international experience leading energy, refinery, and chemical industry initiatives in Europe, the U.S., the Middle East and Asia, spanning research and 7 Based on $25.2B market capitalization on June 30, 2014 (one day prior to Seifi Ghasemi’s first day as CEO) and December 13, 2024 8 Ownership value based on APD share price as of 12/13/2024 5 development, sales and marketing, and operations/quality and business management. He has successfully initiated and led significant international, multi-billion-dollar growth projects including organic investments, M&A, and joint ventures, and was instrumental in growing the joint venture Borouge in the Middle East ninefold during his 14-year tenure at Borealis. Mr. Stern currently serves as CEO and Chairman of OMV Aktiengesellschaft which, under his vision and leadership, is transitioning to become an integrated sustainable chemicals, fuels and energy company, with a focus on innovative circular economy solutions.

We believe that it would be highly disruptive to the successful execution of our strategy to elect any of the four nominees of Mantle Ridge's slate. The Board, with the support of leadership and its advisors, considered Mantle Ridge's nominees and unanimously determined that they would not bring any additional skills to the Company's Board that are not already present in Air Products' proposed refreshed slate, and would impair and potentially derail the thoughtful, long-term growth strategy and succession planning currently being executed by the Air Products' Board and management team.

For the reasons outlined above, and in our prior communications, we strongly recommend that you vote your shares on the Company's **WHITE** proxy card **"FOR" ONLY** Air Products' full slate of well-rounded director nominees:

- ✓ **Tonit M. Calaway**, Independent – Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.
- ✓ **Charles "Casey" Cogut**, Independent – Retired Partner, Simpson Thacher & Bartlett LLP
- ✓ **Lisa A. Davis**, Independent – Former Member of the Managing Board and CEO of Gas and Power for Siemens AG
- ✓ **Seifollah "Seifi" Ghasemi**, Chairman, President, and CEO
- ✓ **Jessica Trocchi Graziano**, Independent – Senior Vice President and Chief Financial Officer of United States Steel Corporation
- ✓ **Edward L. Monser**, Independent, Lead Director – Retired President and Chief Operating Officer of Emerson Electric Co.
- ✓ **Bhavesh V. ("Bob") Patel**, Independent, New Nominee – Former President of Standard Industries
- ✓ **Wayne T. Smith**, Independent – Retired Chairman and Chief Executive Officer of BASF Corporation
- ✓ **Alfred Stern**, Independent, New Nominee – Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft

The Board strongly believes that it is NOT in the best interests of its shareholders to support Mantle Ridge's nominees. **We strongly recommend that you vote your shares "FOR" ONLY Air Products' full slate of director nominees on the WHITE proxy card.** Please discard any blue proxy card you may receive from Mantle Ridge.

Thank you for your continued support.

Sincerely,
The Air Products Board of Directors

For more information regarding our Board nominees and strategy, please visit: **www.voteairproducts.com.**

6

Your Vote Is Important. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important. Our Board Of Directors Unanimously Recommends A Vote “For” Only Air Products’ Nine Nominees And Proposals On The Enclosed White Proxy Card. If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries) Non-GAAP Financial Measures This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airprodcuts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies. Forward-Looking Statements This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based. 7

Also on January 14, 2025, the Company mailed the following letter to its shareholders:

Air Products Shareholders Have Two Choices To Consider ACHIEVE STABILITY, GROWTH, AND LONG-TERM VALUE CREATION WITH AIR PRODUCTS’ FIT-FOR-PURPOSE BOARD OR RISK LIMITED GROWTH, LONG-TERM VALUE DESTRUCTION, AND AN UNCERTAIN FUTURE WITH MANTLE RIDGE’S NOMINEES WHO HAVE STALE OR INFERIOR EXPERIENCE AND LACK ANY GO-FORWARD PLAN Dear Fellow Shareholder, On January 23rd, you will cast your vote to determine the future of your Company. On the ballot you can make one of two choices. 1. Supporting the Air Products nominees, who will continue to oversee performance of the base business, a carefully developed and credible two-pillar growth strategy to maximize long-term shareholder value, and a smooth, orderly and deliberate CEO transition. 2. On the other hand, supporting any of Mantle Ridge’s nominees, who have offered no alternative plan, would remove valuable expertise from the Board and could create significant instability as to the future leadership or strategic direction of the Company. 1

The stakes could not be higher. We think the choice is clear: Choice #1: Supporting Air Products’ Superior Nominees Growth, Long-term Value Creation, and Stability Your Board is conducting a smooth, orderly and deliberate CEO transition that will ensure the highest quality candidate to be named President by March 31. At that time, we will also provide a definitive succession timeline for when this leader will become the next Air Products CEO. Focus to achieve long term, sustainable, superior shareholder value creation. Continued performance of our core industrial gas business. Continued execution of our clean hydrogen strategy: we believe that in the coming 6-12 months we will have our NEOM project in Saudi Arabia fully committed as well as an anchor offtake customer and an equity partner for our Darrow project in Louisiana. The Board is currently made up of experienced directors with high integrity, track records of success, and relevant experience. Our two new nominees, Bhavesh V. (“Bob”) Patel and Alfred Stern, bring international and public Company CEO experience and fresh perspective to successfully oversee the execution of our two-pillar growth strategy. 2 Choice #2: Supporting Mantle Ridge’s Substandard Slate Risk of Limited Growth, Long-term Value Destruction, and an Uncertain Future Mantle Ridge has threatened to immediately fire the CEO and leadership team and replace it with an unqualified CEO candidate who needs to be paired with Dennis Reilley, has no public Company chief executive experience, and who was passed over as CEO at his previous employer. Prioritizing short-term opportunism and unnecessary disruption instead of innovation and investing for the future. Zero plan from Mantle Ridge. Zero plan from Mantle Ridge. If Mantle Ridge is successful, Air Products’ new management team would be faced with either (I) cutting off the clean hydrogen strategy pursued across the industry with no ideas or path to continued growth of an industrial gas platform or (II) attempting to continue our path of executing long-term offtakes with global corporate giants and sovereign-owned entities with an inexperienced, first-time public Company CEO. Mantle Ridge’s subpar nominees are inferior to the backgrounds of Air Products’ proposed Board. • Dennis Reilley has very stale operating experience, having last served as an executive 18 years ago, and deeply troubling questions as to whether he repeatedly leaked confidential information to a neighbor from three different Boards where he was a director. • Paul Hilal has no industry experience and a track record of value destruction and mismanaged succession processes at every one of Mantle Ridge’s public activist campaigns – Aramark, CSX and Dollar Tree. • Andrew Evans lacks international experience and oversaw the finances of the Vogtle nuclear power plant expansion project as CFO of Southern Company, which was plagued by construction delays and cost overruns – the project was seven years late and $17 billion over budget. • Tracy McKibben, whose experience stems largely from serving as an investor and consultant at what appears to be a small firm she founded, served as a director of Imation (now known as Glassbridge). Share prices ranged from a high of $43.60 when Ms. McKibben joined the Board, to a low of $0.75, with Imation ultimately being delisted from the New York Stock Exchange.

If Mantle Ridge were to unseat our CEO, Lead Independent Director or two other highly qualified directors from your Board, it could create extraordinary confusion among many of our stakeholders as to the future direction and leadership of the Company, and put our long-term performance at risk. Allowing Mantle Ridge to unwind our capital projects would needlessly cost shareholders billions of dollars, rather than trusting your Board – who with the addition of our two new nominees at our 2025 Annual Meeting will have six of nine directors appointed in the past five years if elected – to continue to sign off-take agreements and undertake an orderly CEO transition. There is no middle ground – appointing any of Mantle Ridge’s nominees could impede our ability to deliver you the long-term shareholder value that the Company has been positioning for. Protect your investment and the future of the Company by voting the WHITE proxy card “FOR” ONLY Air Products’ full slate of director nominees. Please discard any blue proxy card you may receive from Mantle Ridge. Thank you for your continued support. Sincerely, The Air Products Board of Directors For more information regarding our Board nominees and strategy, please visit: www.voteairproducts.com. Your Vote Is Important. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important. Our Board Of Directors Unanimously Recommends A Vote “For” Only Air Products’ Nine Nominees And Proposals On The Enclosed White Proxy Card. If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries) 33

Non-GAAP Financial Measures This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airprodcuts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies. Forward-Looking Statements This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based. 4